Exhibit 21.1

Subsidiaries of the Registrant

The following are the wholly-owned subsidiaries of Charys Holding Company, Inc.:

1.	Method IQ, Inc., a Georgia corporation.
2.	Personnel Resources of Georgia, Inc., a Georgia corporation.
3.	Viasys Services, Inc., a Florida corporation.
4.	Viasys Network Services, Inc., a Florida corporation.
5.	Crochet & Borel Services, Inc., a Texas corporation.
6.	Aeon Technologies Group, Inc., a Nevada corporation (formerly CCI Telecom, Inc).
7.	Digital Communication Services, Inc., a Kentucky corporation.
8.	Cotton Telecom, Inc., a Delaware corporation (formerly Ayin Holding Company, Inc.).
9.	Cotton Restoration of Central Texas, LP, a Texas limited partnership.
10.	Cotton Commercial USA, LP, a Texas limited partnership.
11.	Cotton Holdings 1, Inc., a Delaware corporation.

Viasys Services, Inc. has one wholly-owned subsidiary, VSI Real Estate Holdings, Inc., a Florida corporation.

Aeon Technologies Group, Inc. has three active wholly-owned subsidiaries, Aeon Technologies Group, Inc., a Nevada corporation, Berkshire Wireless, Inc., a Massachusetts corporation, and CCI Integrated Solutions, Inc., a Texas corporation, and four inactive wholly-owned subsidiaries, CCI Contemporaneo Internacional, C.A., a Venezuelan corporation, CCI-Chile S. A., a Chilean corporation, CDR Do Brazil Ltda, a Brazilian corporation, and Contemporary Constructors International de Mexico, S.A. de C.V., a Mexican corporation.

Cotton Telecom, Inc. has four wholly-owned subsidiaries, Complete Tower Sources Inc., a Louisiana corporation, Mitchell Site Acq, Inc., a Louisiana corporation, LFC, Inc., a Delaware corporation, and Ayin Tower Management Services, Inc., a Delaware corporation.